Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-201534);

(2)	Registration Statement (Form S-8 No. 333-148619);

(3)	Registration Statement (Form S-8 No. 333-131767);

(4)	Registration Statement (Form S-8 No. 333-83872);

(5)	Registration Statement (Form S-3 No. 333-210146);

(6)	Registration Statement (Form S-3 No. 333-217062);

(7)	Registration Statement (Form S-3ASR No. 333-217061);

(8)	Registration Statement (Form S-3 No. 333-223892); and

(9)	Registration Statement (Form S-8 No. 333-227017).

of our report dated February 14, 2020, with respect to the consolidated financial statements of Stagecoach Gas Services LLC included in this combined Annual Report (Form 10-K) of Crestwood Equity Partners LP and Crestwood Midstream Partners LP for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Houston, Texas
February 21, 2020